May 2016 Pricing Supplement No. G110 Registration Statement Nos. 333-202913 and 333-180300-03 Dated May 17, 2016 Filed pursuant to Rule 424(b)(2)

INTEREST RATE STRUCTURED INVESTMENTS

Senior Floating Rate Securities due 2031

Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

As further described below, contingent interest will accrue quarterly on the securities at a rate of: (i) 5.00% per annum during the 1st Step-Up Period (as defined below), (ii) 5.10% per annum during the 2nd Step-Up Period (as defined below) and (iii) 5.50% per annum during the 3rd Step-Up Period (as defined below) for each day that (A) 3-Month USD LIBOR is greater than or equal to 0.00% and less than or equal to (i) 4.00% during the 1st Step-Up Period, (ii) 5.00% during the 2nd Step-Up Period and (iii) 6.00% during the 3rd Step-Up Period and (B) the closing level of the S&P 500® Index is greater than or equal to the Accrual Barrier. All payments on the securities, including the repayment of principal, are subject to the credit risk of Credit Suisse.

FINAL TERMS
Issuer:	Credit Suisse AG, acting through its Nassau branch
Aggregate Principal Amount:	$4,700,000. May be increased prior to the Settlement Date but we are not required to do so.
Price to Public:	$1,000 per security
Principal Amount:	$1,000 per security
Trade Date:	May 17, 2016
Settlement Date:	May 20, 2016 (3 business days after the Trade Date)
Maturity Date:	May 20, 2031, or the next business day if such day is not a business day.
Redemption Amount:	The Redemption Amount per security will be the Principal Amount per security plus accrued and unpaid contingent interest, if any.
Applicable Contingent Interest Rate:

The Applicable Contingent Interest Rate will be:

•     from and including the Settlement Date to but excluding May 20, 2021 (such period, the “1st Step-Up Period”),

(x) 5.00% per annum times (y) N/ACT;

•     from and including May 20, 2021 to but excluding May 20, 2026 (such period, the “2nd Step-Up Period”),

(x) 5.10% per annum times (y) N/ACT; and

•     from and including May 20, 2026 to but excluding the Maturity Date (such period, the “3rd Step-Up Period”),

(x) 5.50% per annum times (y) N/ACT;

where

• “N” = the total number of calendar days in the applicable Contingent Interest Period on which (i) the Reference Rate is within the Applicable Reference Rate Range and (ii) the Reference Index Closing Level is greater than or equal to the Accrual Barrier (each such day, an “Accrual Day”); and

• “ACT” = the total number of calendar days in the applicable Contingent Interest Period.

If on any calendar day during the term of the securities the Reference Rate is not within the Applicable Reference Rate Range or the Reference Index Closing Level is less than the Accrual Barrier, no contingent interest will accrue for that day.

Distributor:	Morgan Stanley & Co. LLC (“MS&Co.”). See “Supplemental Plan of Distribution”
Calculation Agent:	Credit Suisse International.
(Final Terms continued on next page)
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$25.00	$975.00
Total	$4,700,000.00	$117,500.00	$4,582,500.00

(1) MS&Co. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $25.00 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution” on the last page of this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $910.00 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Morgan Stanley

Senior Floating Rate Securities due 2031

Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

Final Terms continued from previous page:
Contingent Interest Period:	Quarterly
Contingent Interest Payment Dates:	The 20th day of each February, May, August and November, beginning August 20, 2016; provided that if any such day is not a business day, that contingent interest payment will be made on the next succeeding business day and no adjustment will be made to any contingent interest payment made on that succeeding business day.
Reference Rate:	3-Month USD LIBOR-BBA. Please see “Additional Provisions” in this pricing supplement.
Applicable Reference Rate Range:

The Applicable Reference Rate Range will be:

•     During the 1st Step-Up Period, greater than or equal to 0.00% and less than or equal to 4.00%;

•     During the 2nd Step-Up Period, greater than or equal to 0.00% and less than or equal to 5.00%; and

•     During the 3rd Step-Up Period, greater than or equal to 0.00% and less than or equal to 6.00%.

Reference Index:	The S&P 500® Index
Reference Index Closing Level:	The daily closing level of the Reference Index. Please see “Additional Provisions” in this pricing supplement.
Initial Level:	2047.21
Accrual Barrier:	1228.326
Specified Currency:	U.S. dollars
CUSIP/ISIN:	22548Q6L4/US22548Q6L40
Book-Entry or Certificated Security:	Book-entry

Senior Floating Rate Securities due 2031

Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

You should read this pricing supplement together with the underlying supplement dated May 4, 2015, the product supplement dated May 13, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website:

•	Underlying supplement dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003505/dp55844_424b2-underlying.htm

•	Product supplement No. G-I dated May 13, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003885/dp56216_424b2-gi.htm

•	Prospectus supplement and Prospectus dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Key Risks” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

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Senior Floating Rate Securities due 2031

Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

The Securities

The securities offered are debt securities of Credit Suisse.  Contingent Interest on the securities will accrue for each day at a rate of: (i) 5.00% per annum during the 1st Step-Up Period, (ii) 5.10% per annum during the 2nd Step-Up Period and (iii) 5.50% per annum during the 3rd Step-Up Period for each day that (A) 3-Month USD LIBOR is greater than or equal to 0.00% and less than or equal to (i) 4.00% during the 1st Step-Up Period, (ii) 5.00% during the 2nd Step-Up Period and (iii) 6.00% during the 3rd Step-Up Period and (B) the closing level of the S&P 500® Index is greater than or equal to the Accrual Barrier. All payments on the securities are subject to the credit risk of Credit Suisse.

Additional Provisions

Reference Rate

“LIBOR” with an index maturity of 3 months and an index currency of US dollars and as displayed on the Designated LIBOR Page; provided that the Reference Rate for any day from and including the fifth New York Banking Day prior to the related Contingent Interest Payment Date for any Contingent Interest Period shall be the Reference Rate for such fifth New York Banking Day prior to such Contingent Interest Payment Date; provided further that for the determination of the Reference Rate on any calendar day, the “Contingent Interest Determination Date” shall be that calendar day unless that calendar day is not a London Banking Day, in which case the Reference Rate shall be the Reference Rate on the immediately preceding London Banking Day.

On any Contingent Interest Determination Date, “3-Month USD LIBOR-BBA” means the arithmetic mean of the offered rates for deposits in U.S. dollars having a maturity of three months, commencing on the second London Banking Day immediately following that Contingent Interest Determination Date, that appear on the Designated LIBOR Page as of 11:00 a.m. London time on such Contingent Interest Determination Date if at least two offered rates appear on the Designated LIBOR Page; provided that if the specified Designated LIBOR Page, as defined below, by its terms provides only for a single rate, that single rate will be used.

Reference Rate Fallback Provisions

If (i) fewer than two offered rates appear or (ii) no rate appears and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered quotation for deposits in the dollars for the period of three months commencing on the second London Banking Day immediately following the applicable Contingent Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Contingent Interest Determination Date and in a principal amount that is representative of a single transaction in dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that Contingent Interest Determination Date will be the arithmetic mean of those quotations.

If fewer than two quotations are provided, as described in the prior paragraph, LIBOR will be determined for the applicable Contingent Interest Determination Date as the arithmetic mean of the rates quoted at approximately 11:00 a.m. by three major banks in London, U.K., for loans in dollars to leading European banks, for the period of three months commencing on the second London Banking Day immediately following that Contingent Interest Determination Date and in a principal amount that is representative of a single transaction in dollars in that market at that time.

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Senior Floating Rate Securities due 2031

Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that Contingent Interest Determination Date will remain the same as LIBOR for the immediately preceding Contingent Interest Determination Date.

“Designated LIBOR Page” means the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for U.S. dollars.

Discontinuance of the Reference Rate

If the Reference Rate is permanently canceled, then the calculation agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as the Reference Rate, and the calculation agent may deem that rate (the “Successor Rate”) to be the Reference Rate. Upon the selection of any Successor Rate by the calculation agent references to the original Reference Rate will no longer be deemed to refer to the original Reference Rate and will be deemed instead to refer to that Successor Rate for all purposes. In such event, the calculation agent will make such adjustments, if any, to the Reference Rate that is used for purposes of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a Successor Rate, the calculation agent will cause notice to be furnished to us and the trustee.

If the calculation and publication of the Reference Rate is permanently canceled and no Successor Rate is chosen as described above, then the calculation agent will calculate the level of the Reference Rate on each subsequent date of determination in good faith and using its reasonable judgment. Such level, as calculated by the calculation agent, will be the relevant Reference Rate for all purposes.

Notwithstanding these alternative arrangements, the discontinuance or material modification of any Reference Rate may adversely affect the market value of the securities.

New York Banking Day

New York Banking Day means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York, New York.

London Banking Day

London Banking Day means any day on which dealings in deposits are transacted in the London interbank market.

Reference Index: The S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float-adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. S&P has announced that, effective with the September 2015 rebalance, consolidated share class lines are no longer included in the S&P 500® Index. Each share class line is subject to public float and liquidity criteria individually, but the company’s total market capitalization is used to evaluate each share class line for purposes of determining index membership eligibility. This may result in one listed share class line of a company being included in the S&P 500® Index while a second listed share class line of the same company is excluded.  For additional information on the S&P 500® Index, see “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” in the accompanying underlying supplement.

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Senior Floating Rate Securities due 2031

Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

Reference Index Closing Level

 The Reference Index Closing Level on any calendar day (each, a “Reference Index Determination Date”) will equal the official closing level of the Reference Index as published by the index publisher or its successor, or in the case of any successor index, the official closing level for any such successor index as published by the publisher of such successor index or its successor, at the regular weekday close of trading on that calendar day, as determined by the calculation agent; provided that the Reference Index Closing Level for any day from and including the fifth trading day prior to the related Contingent Interest Payment Date for any Contingent Interest Period shall be the Reference Index Closing Level in effect on such fifth trading day prior to such Contingent Interest Payment Date; provided further that if a market disruption event with respect to the Reference Index occurs on any Reference Index Determination Date or if any such Reference Index Determination Date is not an trading day, the closing level of the Reference Index for such Reference Index Determination Date will be the Reference Index Closing Level on the immediately preceding trading day on which no market disruption event has occurred.  In certain circumstances, the Reference Index Closing Level shall be based on the alternate calculation of the Reference Index as described in the accompanying product supplement under “Description of the Securities—Changes to the Calculation of a Reference Index.”

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Senior Floating Rate Securities due 2031

Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

Hypothetical Examples

The tables below present examples of the hypothetical Applicable Contingent Interest Rate that would accrue on the securities based on the total number of calendar days in a Contingent Interest Period on which the Reference Rate is within the Applicable Reference Rate Range and the Reference Index Closing Level is greater than or equal to the Accrual Barrier. The tables and examples below are for purposes of illustration only and would provide different results if different assumptions were made. The tables assume:

•	the Contingent Interest Period contains 90 calendar days; and

•	the annual Applicable Contingent Interest Rate is 5.00% during the 1st Step-Up Period, 5.10% during the 2nd Step-Up Period and 5.50% during the 3rd Step-Up Period.

The actual Applicable Contingent Interest Rates and payments will depend on the actual number of calendar days in each Contingent Interest Period and the actual Reference Index Closing Level and Reference Rate level on each day.  The Applicable Contingent Interest Rate applicable to each quarterly Contingent Interest Period will be determined on a per-annum basis but will apply only to that Contingent Interest Period. The numbers appearing in the following tables have been rounded for ease of analysis.

Table 1: 1st Step-Up Period

N	Hypothetical Per Annum Applicable Contingent Interest Rate
0	0.0000%
10	0.5556%
25	1.3889%
50	2.7778%
75	4.1667%
90	5.0000%

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Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

Table 2: 2nd Step-Up Period

N	Hypothetical Per Annum Applicable Contingent Interest Rate
0	0.0000%
10	0.5667%
25	1.4167%
50	2.8333%
75	4.2500%
90	5.1000%

Table 3: 3rd Step-Up Period

N	Hypothetical Per Annum Applicable Contingent Interest Rate
0	0.0000%
10	0.6111%
25	1.5278%
50	3.0556%
75	4.5833%
90	5.5000%

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Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

Historical Information

 Reference Rate

 The following graph sets forth the Reference Rate for the period from January 2, 2008 to May 17, 2016. The Reference Rate on May 17, 2016, was 0.6251%. The historical performance of the Reference Rate should not be taken as an indication of its future performance.  We cannot give you any assurance that the Reference Rate will be within the Applicable Reference Rate Range on any day of any Contingent Interest Period.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

*The red line in the graph indicates the high end of the Applicable Reference Rate Range of 4.00% during the 1st Step-Up Period. The high end of the Applicable Reference Rate Range for subsequent years is as set forth on the cover of this pricing supplement.

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Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

The S&P 500® Index

The following table sets forth the published high and low Reference Index Closing Levels, as well as end-of-quarter Reference Index Closing Levels, for each quarter in the period from January 3, 2011 through May 17, 2016.  The graph following the table sets forth the daily closing levels of the Reference Index for the period from January 3, 2011 through May 17, 2016.  The closing level of the Reference Index on May 17, 2016, was 2047.21. The historical values of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Reference Index on any calendar day during the term of the securities.  The graph below does not reflect the return the securities would have had during the periods presented because it does not take into account the Reference Rate.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.

S&P 500® Index	High	Low	Period End
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter (through May 17, 2016)	2,102.40	2,041.91	2,047.21

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*The green line in the graph indicates the Initial Level of 2047.21 and the red line indicates the Accrual Barrier of 1228.326.

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Senior Floating Rate Securities due 2031

Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

Risk Factors

The securities involve risks not associated with an investment in ordinary floating rate securities. An investment in the securities entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the Reference Rate and the Reference Index, and other events that are difficult to predict and beyond the issuer’s control.  This section describes the most significant risks relating to the securities. For a complete list of risk factors, please see the accompanying underlying supplement, the product supplement and the accompanying prospectus. Investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

Yield Risk

▪

The securities do not provide for regular fixed interest payments. Unlike conventional debt securities, the securities do not provide for regular fixed interest payments. The amount of contingent interest payments you receive over the term of the securities, if any, will depend on the performance of the Reference Rate and the Reference Index during the term of the securities. The annual rate for any quarterly contingent interest depends on the number of calendar days during the relevant Contingent Interest Period on which both (i) the Reference Rate is within the Applicable Reference Rate Range and (ii) the Reference Index Closing Level is greater than or equal to the Accrual Barrier. If these conditions are not satisfied on any calendar day, the applicable contingent interest payment will be made at a rate that is less, and possibly significantly less, than the Applicable Contingent Interest Rate. If, on each calendar day during a Contingent Interest Period, the above conditions are not satisfied, no contingent interest payment will be paid on the related Contingent Interest Payment Date. Accordingly, there can be no assurance that you will receive a contingent interest payment on any Contingent Interest Payment Date or that any contingent interest payment you do receive will be calculated at the full Applicable Rate. Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the contingent interest payments are variable and may be zero.

If rates generally increase over the term of the securities, it is more likely that the Reference Rate will be within the Applicable Reference Rate Range on any calendar day during a Contingent Interest Period, which means that the contingent interest payment, if any, could be less than market rates at that time. This would have the further effect of decreasing the value of your securities both nominally in terms of below-market interest payments and in real terms. In addition, because the amount of contingent interest payments, if any, depends on both the Reference Index and the Reference Rate during the term of the securities, it is possible that you will not be paid any contingent interest (or you will be paid below market interest relative to our conventional debt securities with a similar term) for the full term of the securities, and still lose your principal investment. This would worsen your loss because even if you receive more than zero at maturity, you will not be compensated for the time value of money. These securities are not short-term investments, so you should carefully consider these risks before investing.

▪	More favorable terms to you are generally associated with a Reference Rate or a Reference Index with greater expected volatility and therefore can indicate a greater risk that the securities will pay low or no contingent interest on one or more Contingent Interest Payment Dates. “Volatility” refers to the frequency and magnitude of changes in the level of the Reference Rate or Reference Index. The greater the expected volatility with respect to the Reference Rate or Reference Index on the Trade Date, the higher the expectation as of the Trade Date that the Reference Rate could be outside of the Applicable Reference Rate Range or the level of the Reference Index could be less than the Accrual Barrier on any calendar day during the term of the securities, indicating a higher expected risk of receiving low or no contingent interest payments. This greater expected risk will generally be reflected in a higher Applicable Contingent Interest Rate than

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the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a larger Applicable Reference Rate Range or lower Accrual Barrier) than for similar securities linked to the performance of a Reference Rate or Reference Index with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Applicable Contingent Interest Rate may indicate an increased risk of receiving low or no contingent interest payments. Further, a relatively larger Applicable Reference Rate Range or lower Accrual Barrier may not necessarily indicate that you will be paid contingent interest on any Contingent Interest Payment Date. The volatilities of the Reference Rate and Reference Index can change significantly over the term of the securities. The Reference Rate and the level of the Reference Index for your securities could fall sharply, which could result in receiving low or no contingent interest payments. You should be willing to accept the downside market risk of the Reference Rate and Reference Index and the potential to receive low or no contingent interest payments.

▪	The Reference Rate for any day from and including the fifth New York Banking Day prior to the Contingent Interest Payment Date of a Contingent Interest Period will be the Reference Rate for such fifth day. Because the Reference Rate for any day from and including the fifth New York Banking Day prior to the Contingent Interest Payment Date of a Contingent Interest Period will be the Reference Rate for such fifth day, if the Reference Rate on that London Banking Day is not within the Applicable Reference Rate Range, you will not receive any contingent interest in respect of those five days even if the Reference Rate as actually calculated on any of those days were to be within the Applicable Reference Rate Range.

▪	The Reference Index Closing Level for any day from and including the fifth trading day prior to the Contingent Interest Payment Date of a Contingent Interest Period will be the Reference Index Closing Level for such fifth trading day. Because the Reference Index Closing Level for any day from and including the fifth trading day prior to the Contingent Interest Payment Date of a Contingent Interest Period will be the Reference Index Closing Level for such fifth trading day, if the Reference Index Closing Level on that trading day is less than the Accrual Barrier, you will not receive any contingent interest in respect of those five days even if the Reference Index Closing Level as actually calculated on any of those days were to be greater than or equal to the Accrual Barrier.

▪	If the Reference Rate and/or the Reference Index Closing Level is not available for any reason on a calendar day (including weekends and holidays), the Reference Rate and/or the Reference Index Closing Level, as applicable, will be the same as on the immediately preceding London Banking Day or trading day, respectively. Because days on which the Reference Rate and/or Reference Index Closing Level are not available will be the same as on the immediately preceding London Banking Day or trading day, respectively, the relative weighting of such London Banking Day or trading day will be magnified for purposes of determining whether such day qualifies as an Accrual Day. Under these circumstances, if an immediately preceding London Banking Day or trading day is not an Accrual Day, each successive day on which the Reference Rate and/or Reference Index Closing Level is not available will also not qualify as an Accrual Day. As a result, to the extent that such preceding London Banking Day or trading day is not an Accrual Day, such day will have a greater weight in determining the number of Accrual Days during an accrual period. This could adversely affect the amount of any variable quarterly contingent interest payment.

▪	The historical performance of the Reference Rate and the Reference Index are not an indication of future performance. Historical performance of the Reference Rate and the Reference Index should not be taken as an indications of their future performance during the term of the securities. Changes in the levels of the Reference Rate and the Reference Index will affect the trading price of the securities, but it is impossible to predict whether such levels will rise or fall.

▪	The securities are subject to risks associated with both the Reference Rate and the Reference Index, and may be negatively affected by adverse movements in either regardless of the performance of the other. The amount of any

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variable contingent interest payments you receive will depend on the performance of both the Reference Rate and the Reference Index. It is impossible to predict whether the Reference Rate and the Reference Index will rise or fall or what their relationship will be. The scenario in which the securities pay the greatest contingent interest is that in which both the Reference Rate remains consistently within the Applicable Reference Rate Range and the Reference Index Closing Level remains consistently greater than or equal to the Accrual Barrier. In all other scenarios—(i) where the Reference Rate remains consistently outside the Applicable Reference Rate Range, regardless of the level of the Reference Index; or (ii) where the Reference Index Closing Level remains consistently less than the Accrual Barrier, regardless of the Reference Rate—the securities will pay little or no contingent interest.

▪

Unpredictable economic and market factors will affect the value of the securities. The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the levels of the Reference Rate and the Reference Index on any day during any Contingent Interest Period, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the Reference Rate and the Reference Index;

•	the time to maturity of the securities;

•	the dividend rate on the equity securities included in the Reference Index;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Reference Index, or markets generally and which may affect the levels of the Reference Rate and the Reference Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Issuer Risk

▪	The securities are subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

▪	Credit Suisse is subject to Swiss regulation. As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad

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powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Market Risk

▪

The estimated value of the securities on the Trade Date is less than the Price to Public. The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

▪	You may suffer a loss on your investment in the securities, in real value terms. This is because inflation may cause the real value of the principal amount of your securities to be less at maturity than it is at the time you invest, and because an investment in the securities represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. Any payment on the securities is subject to our ability to pay our obligations as they become due. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

▪	Effect of interest rate in structuring the securities. The internal funding rate we use in structuring securities such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

Liquidity Risk

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▪

Secondary Market Prices. If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

▪	Lack of liquidity. The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Conflicts of Interest

▪	The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the securities. They also expect to hedge the issuer’s obligations under the securities. The issuer or one or more of their respective affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the Reference Rate specifically, or with respect to the Reference Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market value of the securities. In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the securities and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.

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▪	Potential Conflicts. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities and hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Reference Rate Specific Risk Factors

▪	The Reference Rate will be affected by a number of factors. The Reference Rate is influenced by a number of factors. The Reference Rate is a short-term rate and, as such, is significantly affected by the policies of the Federal Reserve Board regarding interest rates. An increase in the Federal Reserve Board’s “federal funds target rate” has historically been associated with an increase in U.S. Dollar LIBOR rates. Because the securities would be adversely affected by an increase in the Reference Rate above the Applicable Reference Rate Range, one significant risk of the securities is that the Federal Reserve Board will increase its federal funds target rate. However, you should also understand that U.S. Dollar LIBOR rates are affected by factors other than the federal funds target rate, such that a U.S. Dollar LIBOR rate may increase even in the absence of any change in the federal funds target rate. These other factors that affect U.S. Dollar LIBOR rates include perceptions about future levels of U.S. Dollar LIBOR rates, general economic conditions in the United States and other prevailing market interest rates.

▪	The manner in which the Reference Rate is calculated may change in the future. The method by which the Reference Rate is calculated may change in the future, as a result of governmental actions, actions by the publisher of LIBOR or otherwise. We cannot predict whether the method by which U.S. Dollar LIBOR is calculated will change or what the impact of any such change might be. Any such change could affect the level of U.S. dollar LIBOR in a way that has a significant adverse effect on the securities.

S&P 500® Index Specific Risk Factors

▪	Adjustments to the Reference Index could adversely affect the value of the securities. The publisher of the Reference Index can add, delete or substitute the stocks underlying the Reference Index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Reference Index. Any of these actions could adversely affect the value of the securities. The publisher of the Reference Index may discontinue or suspend calculation or publication of the Reference Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index. The calculation agent could have an economic interest that is different than that of investors in the securities insofar as, for example, the calculation agent is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, on any day on which the Reference Index Closing Level is to be determined, the Reference Index Closing Level for such day will be based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent, in accordance with the formula for calculating the Reference Index Closing Level last in effect prior to discontinuance of the Reference Index.

▪	Your ownership rights relating to the Reference Index. Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Reference Index.

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▪	No dividend payments or voting rights. As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Reference Index.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect the value of the Reference Rate or the Reference Index and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

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Supplemental Plan of Distribution

Under the terms of distribution agreement with MS&Co., dated as of May 18, 2012, MS&Co. will act as distributor for the securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of $25.00 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

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Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who purchase the securities at the “issue price” of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to the characterization of the securities, our special tax counsel, Milbank Tweed Hadley & McCloy LLP, is unable to opine on the characterization of the securities, but believes that it is reasonable to treat the securities, for U.S. federal income

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tax purposes, as indebtedness that is subject to the regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below. In the absence of an administrative or judicial ruling to the contrary, we intend to treat the securities and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as indebtedness that is subject to the Contingent Debt Regulations, the balance of this discussion assumes (except as otherwise indicated) that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax timing and character of income, gain or loss to you that is different than that described below. For example, the IRS could assert that the securities constitute “variable rate debt instruments” within the meaning of the applicable Treasury Regulations. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

As noted above, we will treat the securities as debt obligations that are subject to the Contingent Debt Regulations. Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the application of the Contingent Debt Regulations will:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

•	require you to accrue original issue discount at the comparable yield (as described below); and

•	generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

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You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the securities that equals:

•	the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the securities.

The “issue price” of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the amount of any noncontingent payment and the projected amounts of any payments previously made with respect to the securities.

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We will determine the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. We are required to furnish holders the comparable yield and, solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments. Either the comparable yield and projected payment schedule will be provided as an exhibit to the final pricing supplement or holders will be able to request a copy of the comparable yield and projected payment schedule by contacting the Credit Suisse Tax Department, One Madison Avenue, Fourth Floor, New York, New York 10010. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments that we furnish to you in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount or timing of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit, which will be treated in the following manner:

•	first, a negative adjustment will reduce the amount of original issue discount required to be accrued in the current year;

•	second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

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•	third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale or other taxable disposition of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your adjusted tax basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the amount of any noncontingent payment and the projected amount of any contingent payments previously scheduled to be made to you (without regard to the actual amount paid).

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under certain sections of the “Hiring Incentives to Restore Employment Act” (the “Act”) commonly referred to as “FATCA” and final regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” generally include (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” generally are withholdable payments and foreign passthru payments. To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (1) fail to provide the relevant information, (2) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (3) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities. The Act also requires withholding agents making withholdable

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payments to certain foreign entities that are not foreign financial institutions that do not disclose the name, address, and taxpayer identification number of any substantial United States owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to regulations and other recent IRS and Treasury guidance, the Act’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made on or after the later of January 1, 2019 or the date that final regulations defining the term “foreign passthru payment” are published.

If you are, or hold your securities through a foreign financial institution or foreign entity, or you otherwise fail to comply with information reporting and certification requirements necessary for an applicable withholding agent to determine your status for purposes of FATCA, a portion of any of the payments made to you may be subject to 30% withholding.

We are not required to pay any additional amounts if withholding is required under the Act or otherwise.

Non-U.S. Holders Generally

Except as provided under “Securities Held Through Foreign Entities,” payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

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Information Reporting Regarding Specified Foreign Financial Assets

The Act and Treasury Regulations generally require individual U.S. Holders (“specified individuals”) with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.

The Act further requires that, to the extent provided in regulations, the filing requirements described shall above also apply to certain domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets (“specified domestic entities”). Pursuant to final regulations, subject to certain exceptions, a domestic corporation or domestic partnership is a specified domestic entity for any taxable year if it is closely held (within the meaning of the regulations) by a specified individual and at least 50 percent of the corporation’s or partnership’s gross income for the taxable year is passive income or at least 50 percent of the assets held by the corporation or partnership for the taxable year are assets that produce or are held for the production of passive income. Subject to certain exceptions, a domestic trust is a specified domestic entity if the trust has one or more specified persons (within the meaning of the regulations) as a current beneficiary.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder or, for tax years beginning after December 31, 2015, a specified domestic entity. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

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Senior Floating Rate Securities due 2031

Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

Exhibit A

Credit Suisse, Nassau Branch

Senior Floating Rate Securities due 2031

Projected Payment Schedule (“Tax Schedule”)*

The Comparable Yield and Tax Schedule are provided solely for the purpose of determining a U.S. holder’s income from the Securities for U.S. tax purposes and are not a representation of any kind regarding the actual yield of the Securities or actual amounts that will be paid thereon. See the Pricing Supplement dated May 17, 2016 for additional information. Holders of the Securities are urged to consult their tax advisors regarding the tax treatment of the Securities. The two schedules below show the Projected Payments, Yearly Interest Accruals, Daily Interest Accruals and Projected Amount Payable at Retirement for the entire $4,700,000 Principal Amount and for a $1,000 Principal Amount respectively.

Principal Amount: $4,700,000

Payment	Beginning	Accrual	Projected	Ending	Qualified	Original Issue	Original Issue
Dates	Adjusted Issue		Payment	Adjusted Issue	Stated	Discount	Discount
	Price			Price	Interest		(Daily)
20-Aug-16	$4,700,000.00	$44,031.55	$44,031.55	$4,700,000.00	$3,303.06	$40,728.50	$442.70
20-Nov-16	$4,700,000.00	$44,031.55	$44,031.55	$4,700,000.00	$3,303.06	$40,728.50	$442.70
20-Feb-17	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-May-17	$4,700,000.00	$42,712.44	$42,712.44	$4,700,000.00	$3,195.35	$39,517.09	$444.01
20-Aug-17	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-Nov-17	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-Feb-18	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01

May 2016	Page 24

Senior Floating Rate Securities due 2031

Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

20-May-18	$4,700,000.00	$42,712.44	$42,712.44	$4,700,000.00	$3,195.35	$39,517.09	$444.01
20-Aug-18	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-Nov-18	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-Feb-19	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-May-19	$4,700,000.00	$42,712.44	$42,712.44	$4,700,000.00	$3,195.35	$39,517.09	$444.01
20-Aug-19	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-Nov-19	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-Feb-20	$4,700,000.00	$44,031.55	$44,031.55	$4,700,000.00	$3,303.06	$40,728.50	$442.70
20-May-20	$4,700,000.00	$43,074.34	$43,074.34	$4,700,000.00	$3,231.25	$39,843.09	$442.70
20-Aug-20	$4,700,000.00	$44,031.55	$44,031.55	$4,700,000.00	$3,303.06	$40,728.50	$442.70
20-Nov-20	$4,700,000.00	$44,031.55	$44,031.55	$4,700,000.00	$3,303.06	$40,728.50	$442.70
20-Feb-21	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-May-21	$4,700,000.00	$42,712.44	$42,712.44	$4,700,000.00	$3,195.35	$39,517.09	$444.01
20-Aug-21	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-Nov-21	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-Feb-22	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01

May 2016	Page 25

Senior Floating Rate Securities due 2031

Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

20-May-22	$4,700,000.00	$42,712.44	$42,712.44	$4,700,000.00	$3,195.35	$39,517.09	$444.01
20-Aug-22	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-Nov-22	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-Feb-23	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-May-23	$4,700,000.00	$42,712.44	$42,712.44	$4,700,000.00	$3,195.35	$39,517.09	$444.01
20-Aug-23	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-Nov-23	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-Feb-24	$4,700,000.00	$44,031.55	$44,031.55	$4,700,000.00	$3,303.06	$40,728.50	$442.70
20-May-24	$4,700,000.00	$43,074.34	$43,074.34	$4,700,000.00	$3,231.25	$39,843.09	$442.70
20-Aug-24	$4,700,000.00	$44,031.55	$44,031.55	$4,700,000.00	$3,303.06	$40,728.50	$442.70
20-Nov-24	$4,700,000.00	$44,031.55	$44,031.55	$4,700,000.00	$3,303.06	$40,728.50	$442.70
20-Feb-25	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-May-25	$4,700,000.00	$42,712.44	$42,712.44	$4,700,000.00	$3,195.35	$39,517.09	$444.01
20-Aug-25	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-Nov-25	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01
20-Feb-26	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01

May 2016	Page 26

Senior Floating Rate Securities due 2031

Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

20-May-26	$4,700,000.00	$42,712.44	$42,712.44	$4,700,000.00	$3,195.35	$39,517.09	$444.01
20-Aug-26	$4,700,000.00	$44,152.19	$44,152.19	$4,700,000.00	$3,303.06	$40,849.13	$444.01

May 2016	Page 27

Senior Floating Rate Securities due 2031

Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

Principal Amount: $1,000

Payment Dates	Beginning	Accrual	Projected	Ending	Qualified	Original Issue	Original Issue
	Adjusted Issue		Payment	Adjusted Issue	Stated	Discount	Discount
	Price			Price	Interest		(Daily)
20-Aug-16	$1,000.00	$9.37	$9.37	$1,000.00	$0.70	$8.67	0.094192
20-Nov-16	$1,000.00	$9.37	$9.37	$1,000.00	$0.70	$8.67	0.094192
20-Feb-17	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-May-17	$1,000.00	$9.09	$9.09	$1,000.00	$0.68	$8.41	0.094471
20-Aug-17	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Nov-17	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Feb-18	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-May-18	$1,000.00	$9.09	$9.09	$1,000.00	$0.68	$8.41	0.094471
20-Aug-18	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Nov-18	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Feb-19	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-May-19	$1,000.00	$9.09	$9.09	$1,000.00	$0.68	$8.41	0.094471
20-Aug-19	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Nov-19	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Feb-20	$1,000.00	$9.37	$9.37	$1,000.00	$0.70	$8.67	0.094192
20-May-20	$1,000.00	$9.16	$9.16	$1,000.00	$0.69	$8.48	0.094192
20-Aug-20	$1,000.00	$9.37	$9.37	$1,000.00	$0.70	$8.67	0.094192
20-Nov-20	$1,000.00	$9.37	$9.37	$1,000.00	$0.70	$8.67	0.094192
20-Feb-21	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471

May 2016	Page 28

Senior Floating Rate Securities due 2031

Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

20-May-21	$1,000.00	$9.09	$9.09	$1,000.00	$0.68	$8.41	0.094471
20-Aug-21	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Nov-21	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Feb-22	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-May-22	$1,000.00	$9.09	$9.09	$1,000.00	$0.68	$8.41	0.094471
20-Aug-22	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Nov-22	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Feb-23	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-May-23	$1,000.00	$9.09	$9.09	$1,000.00	$0.68	$8.41	0.094471
20-Aug-23	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Nov-23	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Feb-24	$1,000.00	$9.37	$9.37	$1,000.00	$0.70	$8.67	0.094192
20-May-24	$1,000.00	$9.16	$9.16	$1,000.00	$0.69	$8.48	0.094192
20-Aug-24	$1,000.00	$9.37	$9.37	$1,000.00	$0.70	$8.67	0.094192
20-Nov-24	$1,000.00	$9.37	$9.37	$1,000.00	$0.70	$8.67	0.094192
20-Feb-25	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-May-25	$1,000.00	$9.09	$9.09	$1,000.00	$0.68	$8.41	0.094471
20-Aug-25	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Nov-25	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Feb-26	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-May-26	$1,000.00	$9.09	$9.09	$1,000.00	$0.68	$8.41	0.094471
20-Aug-26	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Nov-26	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Feb-27	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-May-27	$1,000.00	$9.09	$9.09	$1,000.00	$0.68	$8.41	0.094471

May 2016	Page 29

Senior Floating Rate Securities due 2031

Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

20-Aug-27	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Nov-27	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Feb-28	$1,000.00	$9.37	$9.37	$1,000.00	$0.70	$8.67	0.094192
20-May-28	$1,000.00	$9.16	$9.16	$1,000.00	$0.69	$8.48	0.094192
20-Aug-28	$1,000.00	$9.37	$9.37	$1,000.00	$0.70	$8.67	0.094192
20-Nov-28	$1,000.00	$9.37	$9.37	$1,000.00	$0.70	$8.67	0.094192
20-Feb-29	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-May-29	$1,000.00	$9.09	$9.09	$1,000.00	$0.68	$8.41	0.094471
20-Aug-29	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Nov-29	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Feb-30	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-May-30	$1,000.00	$9.09	$9.09	$1,000.00	$0.68	$8.41	0.094471
20-Aug-30	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Nov-30	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-Feb-31	$1,000.00	$9.39	$9.39	$1,000.00	$0.70	$8.69	0.094471
20-May-31	$1,000.00	$9.09	$1,009.09	$0.00	$0.68	$8.41	0.094471

*	The Tax Schedule is a hypothetical schedule derived using certain baseline assumptions and applying a Comparable Yield of 3.727% per annum. Assumptions regarding future events are inherently uncertain. Actual payments may vary materially from the hypothetical payment schedule due to a number of factors. Additional information regarding assumptions is available upon request. See the Pricing Supplement for additional information.

May 2016	Page 30

Senior Floating Rate Securities due 2031

Step-Up 3-Month USD LIBOR and S&P 500® Index Range Accrual Securities

Contact

Clients of Morgan Stanley & Co. LLC may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 212-762-9666). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800)-233-1087.

May 2016	Page 31